UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                               (Amendment No. __)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             3D SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    88554E104
--------------------------------------------------------------------------------
                                 (CUSIP number)

                               DECEMBER 22, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

---------------------------------             ----------------------------------
CUSIP No. 88554E104                    13G           Page 2 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vantico Holding S.A.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,725,366
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,725,366
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,725,366*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.4%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, CO
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Vantico Group S.A. and Vantico International S.A. on the following cover pages.

** Included in this percentage is the percentage of securities reported by Vantico Group S.A. and Vantico International S.A. on the following cover pages.

---------------------------------             ----------------------------------
CUSIP No. 88554E104                    13G           Page 3 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vantico Group S.A.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,725,366
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,725,366
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,725,366*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.4%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

*    Included   in  this   figure  are  the   securities   reported  by  Vantico
     International S.A. on the following cover page.

** Included in this percentage is the percentage of securities reported by Vantico International S.A. on the following cover page.

---------------------------------             ----------------------------------
CUSIP No. 88554E104                    13G           Page 4 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vantico International S.A.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,725,366
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,725,366
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,725,366
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  3D Systems Corporation (the "Issuer").

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The address of the Issuer's principal executive offices is 26081 Avenue Hall

                  Valencia, California 91355 .

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed on behalf of Vantico Holding S.A., Vantico Group S.A. and Vantico International S.A., together the "Reporting Persons".

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Vantico Holding S.A. is in the process of establishing its principal business office in Luxembourg. At present, it has an office at 58, Rue Charles Martel, L-2134, Luxembourg.

                  Vantico Group S.A. is in the process of establishing its principal business office in Luxembourg. At present, it has an office at 58, Rue Charles Martel, L-2134, Luxembourg.

                  Vantico International S.A. is in the process of establishing its principal business office in Luxembourg. At present, it has an office at 58, Rue Charles Martel, L-2134, Luxembourg.

ITEM 2(c).        CITIZENSHIP:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The title of the securities is common stock (the "Common Stock").

ITEM 2(e).        CUSIP NUMBER:

                  The CUSIP number of the Common Stock is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [_] Broker or dealer registered under section 15 of the
                           Act;

                  (b)  [_] Bank as defined in section 3(a)(6) of the Act;

                  (c)  [_] Insurance Company as defined  in  section 3(a)(19) of the Act;

                  (d)  [_] Investment Company registered  under section 8 of the
                           Investment Company Act of 1940;

                  (e)  [_] An investment adviser in accordance  with  Rule 13d-1
                           (b)(1)(ii)(E);

                  (f)  [_] An  employee  benefit  plan,  or  endowment  fund  in accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g)  [_] A   parent  holding  company  or  control  person  in
                           accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h)  [_] A  savings  association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i)  [_] A    church   plan  that   is   excluded   from   the
                           definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  [_] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

ITEM 4.           OWNERSHIP.

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           Each of the Reporting  Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)      PERCENT OF CLASS:

                           Each of the Reporting  Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Vantico International S.A., the entity which holds the shares of Common Stock reported herein is a subsidiary of Vantico Group S.A. and of the ultimate parent corporation, Vantico Holding S.A.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2000



                                           VANTICO HOLDING S.A.



                                           By:/s/ Edward Wilson
                                              ----------------------------------
                                              Name:  Edward Wilson
                                              Title: Chief Executive Officer



                                           By:/s/ K.J. Greatbatch
                                              ----------------------------------
                                              Name:  K.J. Greatbatch
                                              Title: Chief Financial Officer

                                                                       EXHIBIT 1

                          Consent of Vantico Group S.A.
                          -----------------------------


                  The undersigned agrees that the Schedule 13G executed by Vantico Holding S.A. to which this statement is attached as an exhibit is filed on behalf of Vantico Holding S.A., Vantico International S.A. and Vantico Group S.A. pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  December 22, 2000





                                           VANTICO GROUP S.A.



                                           By:/s/ Edward Wilson
                                              ----------------------------------
                                              Name:  Edward Wilson
                                              Title: Chief Executive Officer



                                           By:/s/ K.J. Greatbatch
                                              ----------------------------------
                                              Name:  K.J. Greatbatch
                                              Title: Chief Financial Officer

                                                                       EXHIBIT 2


                      Consent of Vantico International S.A.
                      -------------------------------------


                  The undersigned agrees that the Schedule 13G executed by Vantico Holding S.A. to which this statement is attached as an exhibit is filed on behalf of Vantico Holding S.A., Vantico Group S.A. and Vantico International S.A. pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  December 22, 2000





                                           VANTICO INTERNATIONAL S.A.



                                           By:/s/ Edward Wilson
                                              ----------------------------------
                                              Name:  Edward Wilson
                                              Title: Chief Executive Officer



                                           By:/s/ K.J. Greatbatch
                                              ----------------------------------
                                              Name:  K.J. Greatbatch
                                              Title: Chief Financial Officer